EXHIBIT 10.1

INDEMNIFICATION AGREEMENT

(Chase Packaging Corporation)

THIS AGREEMENT is made to be effective the 23rd day of August, 2007, between Chase Packaging Corporation a Texas corporation (the “Company”), and_______________________ (“Indemnitee”).

Competent and experienced persons are becoming more reluctant to serve as directors and/or officers of corporations unless they are provided with adequate protection against claims and actions against them for their activities on behalf, or at the request, of such corporations, generally through insurance and/or indemnification.

Uncertainties in the interpretations of the statutes and regulations, laws, and public policies relating to indemnification of corporate directors and officers are such as to make difficult adequate and reliable assessment of the risks to which directors and officers of such corporations may be exposed difficult, particularly in light of the proliferation of lawsuits against directors and officers generally.

The Board of Directors of the Company, based upon its business experience, has concluded that the continuation of present trends in litigation against corporate directors and officers will inevitably make it more difficult for the Company to attract and retain directors and officers of the highest degree of competence committed to the active and effective direction and supervision of the business and affairs of the Company and its subsidiaries and affiliates and the operation of its and their facilities. In fact, the Board deems such potential adverse consequences to be so detrimental to the best interests of the Company that it has concluded that the Company should act to provide its directors and officers with enhanced protection against inordinate risks attendant on their positions in order to assure that the most capable persons otherwise available will be attracted to, or will remain in, such positions. In that regard, such directors have further concluded that it is not only reasonable and prudent, but necessary, for the Company to obligate itself contractually to indemnify, to the fullest extent permitted by applicable law, expenses and liabilities which might be incurred by such individuals in connection with claims lodged against them for their decisions and actions in such capacities.

Article 2.02-1 of the Texas Business Corporation Act of the State of Texas, under which law the Company is organized, empowers a corporation organized in Texas to indemnify persons who serve as directors and/or officers of the corporation, or persons who serve at the request of the corporation as directors and/or officers of an affiliated corporation, and further empowers a corporation to “purchase and maintain insurance” on behalf of any such person “against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under this [Article].”

The Articles of Incorporation and Bylaws of the Company permit indemnification to the fullest extent permitted by applicable law.

The Company is aware of the fact that it currently does not have, but from time to time in the future may have, directors and officers insurance coverage. The Company is also aware of the fact that any future insurance policies are likely to have significant exclusions and limitations that leave the insureds personally exposed.

The Company desires to have the Indemnitee serve or continue to serve as a director and/or officer of the Company, and/or as a director, officer, employee, partner, trustee, agent, and/or fiduciary of such other corporations, partnerships, joint ventures, employee benefit plans, trusts, and/or other enterprises (herein referred to as “Company Affiliate”) of which he has been or is serving, or will serve on behalf of or at the request of or for the convenience of, or to represent the interests of the Company, free from undue concern for unpredictable, inappropriate, or unreasonable claims for damages by reason of his being, or having been, a director and/or officer of the Company, and/or a director, officer, employee, partner, trustee, agent, and/or fiduciary of a Company Affiliate, or by reason of his decisions or actions on their behalf.

The Indemnitee is willing to serve, or to continue to serve, or to take on additional service for, the Company and/or the Company Affiliate in such aforesaid capacities on the condition that he be indemnified as provided for herein.

Accordingly, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

1
Services to the Company: The Indemnitee shall serve or continue to serve as a director and/or officer of the Company (in the case of a Company officer at the will of the Company or under separate contract, if any such contract exists or shall hereafter exist), and/or as a director, and/or officer, or fiduciary of a Company Affiliate, faithfully and to the best of his ability so long as he is duly elected and qualified in accordance with the provisions of the Bylaws or other applicable constitutive documents thereof; provided, however that: (a) the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligations which the Indemnitee has assumed apart from this Agreement); and (b) neither the Company nor the Company Affiliate will have any obligation under this Agreement to continue the Indemnitee in any such position.

2
Right to Indemnification: The Company shall, except to the extent prohibited by applicable law as then in effect, indemnify any Indemnitee who is or was involved in any manner (including, without limitation, as a party or witness), or is threatened to be made so involved, in any threatened, pending, or completed investigation, claim, action, suit, or proceeding whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor) (herein referred to as a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Company, and/or is or was serving at the request of the Company as a director or officer of any Company affiliate, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided, however, that (except as provided in Paragraph 3.4) the foregoing shall not apply to a director or officer of the Company with respect to a Proceeding that was commenced by such director or officer. Such indemnification shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

3
Advancement of Expenses; Procedures; Presumptions, and Effect of Certain Proceedings; Remedies: In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions, and remedies shall apply with respect to advancement of expenses and the right to indemnification hereunder:

3.1
Advancement of Expenses: All reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall, after initial approval in accordance with Paragraph 3.2, be advanced to the Indemnitee by the Company within twenty (20) calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses hereunder.

3.2	Procurement for Determination of Entitlement to Indemnification:

3.2.1
To obtain indemnification as herein provided, an Indemnitee shall submit to the President or Secretary of the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (herein referred to as the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made not later than forty-five (45) calendar days after receipt by the Company of the written request for Indemnification together with the Supporting Documentation. The Secretary or President of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

3.2.2
The Indemnitee’s entitlement to indemnification hereunder shall (except as provided in Subparagraph 3.2.3 below) be determined in one of the following ways (each of which shall give effect to the presumptions set forth in Paragraph 3.3): (a) by a majority vote of the Disinterested Directors (as hereinafter defined) if they constitute a quorum of the Board of Directors; (b) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs: (c) by the stockholders of the Company (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (d) as provided in Paragraph 3.3. In the event that this Subparagraph 3.2.2 applies, stockholder approval will be deemed to have been received if the holders of a majority of the Company’s total common stock outstanding vote in favor of such approval.

3.2.3
Notwithstanding what is stated above, in the event of a Change in Control (as hereinafter defined) the Indemnitee’s entitlement to indemnification shall be determined by a written opinion of Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. The Independent Counsel shall be selected by the Indemnitee. In the event the Company objects to the Independent Counsel so selected, within seven days after written notice of the selection has been given by the Indemnitee to the Company, the Company may object to such selection by written notification given to the Indemnitee. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of “Independent Counsel” as hereafter defined, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with the performance of his responsibilities hereunder, and the Company shall pay all reasonable fees and expenses instant to the implementation of the procedures referred to above. Upon the due commencement of any judicial proceeding or arbitration pursuant to Subparagraph 3.4.1 hereof, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

3.2.4
In the event of a Potential Change in Control (as hereinafter defined), the Company, upon written request by the Indemnitee, shall create a trust for the benefit of the Indemnitee and from time to time upon written request of the Indemnitee shall fund such trust in an amount sufficient to satisfy any and all expenses which at the time of each such request it is reasonably anticipated will be incurred in connection with a Proceeding for which the Indemnitee is entitled to rights of indemnification under Paragraph 2 hereof, and any and all judgments, fines, penalties, and settlement amounts of any and all proceedings for which the Indemnitee is entitled to rights of indemnification under Paragraph 2 from time to time actually paid or claimed, reasonably anticipated, or proposed to be paid. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Independent Counsel referred to in Subparagraph 3.2.2 above. The terms of the trust shall provide that upon a Change in Control: (i) the trust shall not be revoked, or the principal thereof invaded, without the written consent of the Indemnitee; (ii) the trustee shall advance, within two (2) business days of a request by the Indemnitee, any and all expenses to the Indemnitee; (iii) the trust shall continue to be funded by the Company in accordance with the funding obligations set forth above; (iv) the trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee is entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by such Independent Counsel that the Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be an institutional trustee with a highly regarded reputation chosen by the Indemnitee. Nothing in this Subparagraph 3.2.4 shall relieve the Company of any of its obligations under this Agreement. Nothing contained in this Subparagraph 3.2.4. shall prevent the Board of Directors of the Company in its discretion at any time and from time to time, upon request of the Indemnitee, from providing security to the Indemnitee for the Company’s obligations hereunder through an irrevocable line of credit, funded trust as described above, or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the Indemnitee’s prior written consent.

3.3
Presumptions and Effect of Certain Proceedings: Except as otherwise expressly provided herein, the Indemnitee shall be presumed to be entitled to indemnification hereunder upon submission of a request for indemnification together with the Supporting Documentation in accordance with Subparagraph 3.2.1, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Paragraph 3.2 to determine entitlement to indemnification have not been appointed or have not made a determination within sixty (60) calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification, and the Indemnitee shall be entitled to such indemnification unless the Company establishes as provided in the final sentence of Paragraph 3.4.2 or by written opinion of Independent Counsel that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. The termination of any Proceeding described in Paragraph 2, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

3.4	Remedies of Indemnitee:

3.4. 1
In the event that a determination is made pursuant to Paragraph 3.2 that the Indemnitee is not entitled to indemnification hereunder: (a) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee’s option, in (x) an appropriate court of the State of Texas or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator selected by mutual agreement of the Company and the Indemnitee (or, failing such agreement by the then sitting Chief Judge of the United States District Court for the Southern District of New York), pursuant to the commercial arbitration rules of the American Arbitration Association; (b) any such judicial proceeding or arbitration shall be de novo, and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (c) in any such judicial proceeding or arbitration the Company shall have the burden of proving that indemnification is prohibited by applicable law. If any such determination is made, the Indemnitee shall be entitled, on five (5) days’ written notice to the Secretary of the Company, to receive the written report of the persons making such determination, which report shall include the reasons and factual findings, if any, upon which such determination was based.

3.4.2
If a determination has been made, or is deemed to have been made, pursuant to Paragraph 3.2 or 3.3 that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless the Company establishes as provided in the final sentence of this paragraph that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. If either (x) advancement of expenses is not timely made pursuant to Paragraph 3.1, or (y) payment of indemnification is not made within five calendar days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Paragraph 3.2 or 3.3, the Indemnitee shall be entitled to seek judicial enforcement of the Company’s obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of New York or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (a) or (b) of this Subparagraph 3.4.2 (herein referred to as a “Disqualifying Event”); provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

3.4.3
The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Paragraph 3.4 that the procedures and presumptions of this Paragraph 3.4 are not valid, binding, and enforceable, and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

3.4.4
If the Indemnitee, pursuant to this Paragraph 3.4, seeks a judicial adjudication of, or an award in arbitration to enforce, his rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it is determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

3.5	Definitions: For purposes of this Paragraph 3:

“Disinterested Director” means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

“Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) the Company or the Indemnitee in any matter material to either such party; or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the laws of the State of New York, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights hereunder.

“Change in Control” means:

(i) the consummation of any consolidation or merger of the Company into or with another corporation or other legal person, and as a result of such consolidation or merger less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by holders of Voting Stock (as defined below) of the Company immediately prior to such transaction;

(ii) any sale, lease, exchange, or other transfer, whether in one transaction or any series of related transactions, of all or significant portions of the assets of the Company to any other corporation or other legal persons, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale, lease, exchange, or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale, lease, exchange, or transfers;

(iii) the shareholders of the Company approve any plan for the liquidation or dissolution of the Company;

(iv) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than an existing director of the Company becomes, either directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing more than 33% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”); or

(v) if at any time during a fiscal year a majority of the Board of Directors are replaced by persons who were not recommended for those positions by at least two-thirds of the directors of the Company who were directors of the Company at the beginning of the fiscal year.

Notwithstanding the preceding, a “Change of Control” shall not be deemed to have occurred with respect to any of the foregoing transactions conducted by any employee benefit plan (or related trust) sponsored or maintained by the Company, any corporation controlled by the Company, or any affiliate of the Company.

“Potential Change in Control” shall be deemed to have occurred if: (i) the Company enters into an agreement the consummation of which would result in the occurrence of a Change in Control; (ii) a person (including the Company) publicly announces a legitimate intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

4
Other Rights to Indemnification: The indemnification and advancement of costs and expenses (including attorneys’ fees and disbursements) provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may now or in the future be entitled under any provision of applicable law, the Articles of Incorporation, or any Bylaw of the Company or any other agreement, or any vote of directors or stockholders or otherwise, whether as to action in his official capacity or in another capacity while occupying any of the positions or having any of the relationships referred to in Paragraph 1 of this Agreement.

5	Duration of Agreement:

5. 1
This Agreement shall be effective from and after the date hereof, and shall continue until and terminate upon the later of: (i) the tenth (10th) anniversary after the Indemnitee has ceased to occupy any of the positions or have any of the relationships described in Paragraph 1 of this Agreement; or (ii) (a) the final termination or resolution of all proceedings with respect to the Indemnitee commenced during such ten (10) year period, and (b) either (x) receipt by the Indemnitee of the Indemnification to which he or she is entitled hereunder with respect thereto, or (y) a final adjudication or binding arbitration that the Indemnitee is not entitled to any further indemnification with respect thereto, as the case may be.

5.2
This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and his heirs, devisees, executors, administrators, or other legal representatives.

6
Severability: If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable under any particular circumstances or for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) or the validity, legality, or enforceability under any other circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible consistent with applicable law, the provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any such provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be deemed revised and shall be construed so as to give effect to the intent manifested by this Agreement (including the provision held invalid, illegal, or unenforceable).

7
Identical Counterparts: This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

8	Headings: The headings of the paragraphs of this Agreement are inserted for convenience and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

9
Modification and Waiver: No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10
Notification and Defense of Claim: The Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, or investigative; provided, however, that the failure of the Indemnitee to give such notice to the Company shall not adversely affect the Indemnitee’s rights under this Agreement except to the extent the Company has been materially prejudiced as a direct result of such failure. Nothing in this Agreement shall constitute a waiver of the Company’s right to seek participation at its own expense in any Proceeding which may give rise to indemnification hereunder.

11
Notices: All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed; or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, in either case:

(a)	if to the Indemnitee, at the address below;

(b)	if to the Company:

Chase Packaging Corporation
636 River Road
Fair Haven, NJ 07704

or to such address as may have been furnished to either party by the other party.

12	Governing Law: The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

COMPANY:

Chase Packaging Corporation

By:

Allen T. McInnes,
President
Date: August 23, 2007

INDEMNITEE:

Date: August 23, 2007